EXHIBIT 10.60

Client Name: Surgical Safety Products   FL Lic. #GL64*AR Lic #ELF009*TX Lic #402


SELECTIVE
-----------------
HR Solutions             Agreement for Services

This Agreement between "Client" (named above) and Selective HR Solutions ("Selective HR") is entered into as of this 16 day of March 2001.

1. In consideration for payment of the Service Fee described in the Pricing Addendum, Selective HR agrees to assume certain human resource responsibilities by creating a co- employment relationship with the Client. The allocation of responsibilities and liabilities associated with the co-employment relationship are described in the terms ad conditions of this Agreement.

2. Worksite Employees. Former employees of the Client become co-employees of Selective HR and the Client as of the effective date shown on the Pricing Addendum. These individuals are referred to in this Agreement as the "Worksite Employees". Both the Client and Selective HR agree to cooperate with the following concerning the Worksite Employees:

     a. Selective HR agrees to furnish Client the Worksite Employees and Client agrees to accept the Worksite Employees for all job functions and workers' compensation code classifications set forth in the Pricing Addendum.

     b. The parties acknowledge that Selective HR is an Professional Employer Organization (PEO), also referred to as an employee leasing company, duly licensed in each state of its operations. Selective HR and Client agree to the following conditions:

          (i) Selective HR has a responsibility for the direction and control over the Worksite Employees assigned to the Client's location. The parties agree that the Client must retain sufficient control necessary to conduct Client's business, discharge any fiduciary responsibility that it may have, or comply with any applicable licensing, regulatory or statutory requirement of Client. Further, the Client retains full responsibility for its business, products, and services.

          (ii) Selective HR assumes responsibility for the payment of wages to the Worksite Employees without regard to payments by Client to Selective HR. Any wage payment to Worksite Employees in the event of Client's failure to meet their invoice obligations to Selective HR will be paid at the applicable minimum wage (or the legally required minimum salary or overtime pay).

          (iii)Selective HR assumes responsibility for the payment of payroll taxes from payroll on Worksite Employees. Selective HR indemnifies and holds client harmless from direct out-of-pocket expenses and costs to Client that may result from Selective HR's failure to withhold and pay withheld taxes.

          (iv) Selective HR retains authority to hire, terminate, discipline, and reassign the Worksite Employees. However, Client also has the right to accept or cancel the assignment of any Worksite Employee.

          (v) Selective HR has a responsibility for the direction and control over management of safety, risk, and hazard control at the work site or sites affecting the Worksite Employees, including;

               1. Responsibility for performing safety inspections of Client equipment and premises.
               2. Responsibility for the promulgation and administration of employment and safety policies.
               3. Responsibility for the management and payment of workers' compensation claims, claim filings, and related procedures.

          (vi) Selective HR has given written notice of the relationship between Selective HR and client to each Worksite Employee covered by this Agreement.

          (vii)Selective HR retains authority to resolve and decide Worksite Employee grievances and disputes pursuant to Selective HR's Dispute Resolution Procedure.

     c. No person shall become a Worksite Employee, or issued a payroll check until Client has furnished to Selective HR the following information in writing and documents with respect to that person:

             (i)    Name, address, social security number.
             (ii)   Completed Employee Profile and Employment Information form.
             (iii)  W-4 withholding form.
             (iv)   Form I-9 (Immigration and Naturalization Service).

     Selective HR's responsibility with respect to the processing of payroll checks and furnishing other services shall be specifically conditioned on the accuracy of the information provided to Selective HR by the Client and the Worksite Employee, and the Client's compliance with all of its obligations under this Agreement.

     d. Selective HR will issue a payroll check to each Worksite Employee on each payday as agreed between Selective HR and Client. If the Client fails to make the required payment or deposit for the invoice amount, Selective HR may exercise its right to immediately terminate the Agreement pursuant to section 13(b). In that event, Selective HR shall be responsible for the payment of wages as defined in Section 2b(ii) above to Worksite Employees for any uncompensated pay period(s). Selective HR's responsible for wage payment is limited to pay period occurring prior to the Worksite Employees receiving notice of termination. If Client is unable to satisfy the required payment, Selective HR will begin collection proceedings against the Client for any amounts paid by Selective HR due to Client's failure to pay.

     e. Client agrees it will provide to Selective HR each pay period, records of actual time worked by each employee and verify that all hours worked by employees that are reported to Selective HR are accurate and are in accordance with the requirements of the Fair Labor Standards Act and other laws administered by the U.S. Department of Labor's Wage and Hour Division and any applicable state law. These records submitted to Selective HR shall become the basis for Selective HR to issue all payroll checks. Selective HR shall not be responsible for incorrect, improper or fraudulent records of hours worked.

     f. If state, local or federal law requires an employee to possess or maintain a special license or be supervised by a supervisor who is required to possess or maintain a special license, Client will be responsible for verifying such licensing or providing such required supervision, unless Selective HR specifically agrees to a different arrangement.

     g. Client shall be responsible for the implementation and enforcement of any work site procedures that exist for the purpose of preventing the misappropriation, theft or embezzlement of Client's personal, real or intellectual property.

3. Indemnification Issues. Client agrees to indemnify and hold harmless Selective HR, its affiliated entities, shareholders, officers, directors, agents and representatives (the "Selective HR Indemnified Parties") from and against all claims, actions, costs and expenses (including legal fees and expenses at all levels of proceedings), losses and liabilities of any type (including liability to third parties), without limit, that may be asserted or brought against Selective HR or any Selective HR Indemnified Party that is related to this Agreement including but not limited to the following:

     a. Selective HR will not be liable or responsible for claims, penalties, fines, judgements, court costs, or legal fees associated with the Clients failure to follow

          Selective HR employment policies and directives concerning employment practices and job discrimination.

     b. Selective HR has no responsibility or liability with respect to Client's products and services produced by the Worksite Employees.

     c. Selective HR will not be liable for Client's loss of business goodwill, profits, future business or other consequential, special or incidental damages to Client.

     d. Selective HR will not be responsible for any claims or actions brought by Worksite Employees or third parties resulting from a Worksite Employees use of Client's machinery, facilities, equipment and/or vehicles, other than claims covered by Selective HR's workers' compensation carrier.

     e. Selective HR is not engaged in the business rendered by the Worksite Employees or by the Client.

     Selective HR agrees to indemnify and hold harmless Client, its affiliated entities, shareholders, officers, directors, agents and representatives from and against all claims, actions, costs and expenses (including legal fees and expenses at all levels of proceedings), losses and liabilities of any type (including liability to third parties), without limit, arising out of the negligent or willful failure of any non-Worksite Employee employed by Selective HR at its corporate, or branch offices to comply with applicable workers' compensation, withholding tax, or ERISA laws, rules and regulations, or where any action is taken by Client in compliance with a written corporate Selective HR policy, procedure, or directive which is illegal under any applicable local, state or federal law. All indemnification's shall survive the termination of this Agreement.

4. Worksite Employee Group Medical Benefits

     a. Selective HR will provide group medical benefits to eligible Worksite Employees. Selective HR determines eligibility pursuant to the provisions of each applicable benefit plan offered. If for any reason eligibility requirements are not met and/or maintained, Selective HR has the right to modify this Agreement by striking this provision.

     b. Client retains responsibility for all COBRA participants on any Client sponsored group health plan.

     c. The Worksite Employee who selects group medical benefits shall be responsible to make such contributions to Selective HR via payroll deduction. These deductions will be offset by any Client contribution toward the Worksite Employees group medical benefit cost. The failure to pay contributions when due will result in termination of coverage.

     d. If a Worksite Employee is temporarily laid off (30 days or less), group medical plan coverage shall continue during the layoff and the requirement to pay contributions shall continue.

     e. The cost of Group Medical Benefits is not included in the Selective HR Service Fee noted on the Pricing Addendum. GroupMedical Benefits will be invoiced each pay period based on Worksite Employee participation, Client contribution, and plan selection.

5.   Section 125  Cafeteria  Plan.  Selective HR will  implement  and maintain a
     Section 125 Cafeteria Plan for all Worksite Employees. Employees have the opportunity to purchase many of their benefits with pre-tax earnings.

6. 401(k) Plan Participation. Selective HR will make available to eligible Worksite Employees a 401(k) Retirement Plan. Selective HR determines eligibility pursuant to the plan provisions. An annual plan administration fee per participant will apply.

7. Other Benefits. Selective HR will make available to all Worksite Employees certain other benefits including but not limited to the following (in addition to those services listed in other paragraphs of this Agreement). Participation in these benefits is completely voluntary. Costs associated with these benefits are not included in the Selective HR Service Fee. Cost associated with these benefits will be collected through Worksite Employee payroll deduction and/or through regular Client invoicing.

a. Disability Insurance Coverage.  b. Dental Plan.  c. Additional Vison Coverage

d. Life Insurance.   e. Pre-paid Legal Service   f. Supplemental Medical Plans.

8.   Employment Practices Management.

     a. Selective HR's service includes guidance regarding good management techniques and compliance with various employment laws. For any Worksite Employee covered by this Agreement, Selective HR will assist the Client by providing guidance regarding the following laws:

          (i) The Fair Labor Standards Act (FSLA) and/or comparable state and local laws;
          (ii) The Consolidated Omnibus Budget Reconciliation Act (COBRA)
          (iii)The Immigration and Nationality Act and the Immigration Reform and Control Act
          (iv) The Consumer Credit Protection Act and/or comparable state or local laws

          (v) The Employee Retirement Income Security Act (ERISA) and other laws covering employee benefit plans
          (vi) The Family  Medical  Leave Act and  similar  state or local leave laws
          (vii)The National Labor Relations Act. The parties agree that the Client is the employer that would be the party to any collective bargaining agreement because the Client exercises control over the primary employment conditions subject to a collective bargaining agreement
          (viii) Title VII of the Civil Rights Act, The Americans with Disabilities Act (ADA). Selective HR is not responsible for any cost associated with compliance of Title III of the ADA pertaining to facility accessibility to the public or "reasonable accommodation", The Age Discrimination in Employment Act (ADEA), and any other applicable federal, state, or local employment laws.

     b. Selective HR will not accepts responsibility where the Client acts independent of Selective HR's guidance or fails to make Selective HR aware of any situation involving employment practices at the worksite. Client understands that Selective HR's is not in the business of providing legal services. The Client is independently responsible for its own legal rights and obligations.

     c. In addition, Selective HR will make available the following Human Resources (HR) services:

          (i)  Wage and Hour compliance review and recommendations;
          (ii) Unemployment claims management;
          (iii) Worksite Employee Handbook review and recommendations;
          (iv) Post-hire workers' compensation background check on each Worksite Employee. Other H.R. Services deemed necessary by Selective HR or requested by Client may involve an additional Selective HR service fee, depending on the extent and complexity of the task. The following could involve additional fees;

               1. Selective HR's assistance in the creation of customized Employee Handbook
               2. Implementation of employment screening services, i.e. criminal, credit, motor vehicle record, pre-employment verification
               3.   Drug-Free Workplace policy development and management
               4.   Customized Compensation Programs

               5.   Supervisory/Management Training

9. Workers' Compensation Insurance. Selective HR shall provide workers' compensation coverage for all Worksite Employees in such amounts as is required by applicable law. Selective HR shall be responsible for the management of workers' compensation claims, claims filing and related procedures for any Worksite Employee that sustains a work- related injury. This provision is subject to the following terms and conditions:

     a. The Client agrees that during the terms of this Agreement they will not employ anyone outside the co-employment arrangement without Selective HR's knowledge, except for the independent contractors. If Client hires a non-Worksite employee, the Clients agrees to obtain workers' compensation coverage for that employee and name Selective HR as a certificate holder. All Worksite Employees are assigned a workers' compensation classification code based on their current job function and a work-site designation(s). New or additional job functions and/or work-sites must be submitted to Selective HR for approval. Client assumes full responsibility for any workers' compensation claim of any Worksite Employee working in a job function or at a work-site not assigned by Selective HR.

     b. If a Worksite Employee is injured, Client agrees to notify Selective HR within twenty-four (24) hours to cooperate in conducting any investigation following the accident, to provide transportation to a medical facility and, if required due to medical restrictions, to permit the Worksite Employee (where reasonably possible and permitted by law) to work in a modified -duty capacity until such time as the employee is no longer medically restricted from resuming duties performed prior to the accident. Any fines or penalties incurred by Selective HR as a result of Client's failure to report injuries will passed on to Client.

10. Safe Work Environment. Client is responsible for maintaining a safe work environment at all work sites and shall comply with all health and safety laws, directives and rules and regulations. Selective HR shall assist and provide guidance to Client in providing a safe work environment, subject to the following conditions:

     a. Client understands they are responsible for compliance with all applicable laws, and regulation pertaining to such matters

     b. Client is responsible for providing proper training and establish committees in compliance with federal and state OSHA standards.

     c. Selective HR shall provide assistance in performing safety inspections of Client equipment and premises. Selective HR shall have the right to inspect Client's premises at any reasonable time.

     d. Client shall comply with all directives from Selective HR or any governmental agency having jurisdiction over health, safety and work environment matters. Client shall keep all required posters, notices, and protective equipment available and in good working order.

11.  Payment of Selective HR Invoice Amount

     a. Each pay period, Selective HR will prepare an Invoice Amount that generally consists of the Selective HR's Service Fee multiplied by the gross payroll for that day period, and any other applicable fees. The Invoice Amount is due and payable prior to payroll delivery.

     b. Client shall pay for serviced rendered under this Agreement through Automatic Clearing House (ACH) transfer or other method acceptable by Selective HR Payment shall have been made only when Selective HR has received final, irrevocable credit at its bank.

     c. In the event funds in Client's account are insufficient to cover the Invoice Amount, Client agrees to immediately (the same day) transfer funds in the amount of the deficiency to Selective HR by wire transfer, cashier's check or cash. Selective HR may immediately demand that the guarantors, if any, make the payments.

     d. Selective HR may, in its sole discretion, require Client to deposit Selective HR Invoice Amount in advance of delivery of the payroll checks. Selective HR may, in its sole discretion, require officers, directors, and/or shareholders of Client to guarantee performance by Client of its obligation under this Agreement. The failure of Client to comply with such a request shall be deemed a material breach of the Agreement.

     e. Upon termination of the Agreement for any reason, if Selective HR holds Client funds other than withheld amounts that must be paid to the government, Selective HR may in its sole discretion deduct amounts owed Selective HR by Client and return the remainder to Client on or before sixty (60) days after termination of the Agreement without interest.

     f. The service fee is as set forth in the Pricing Addendum. The parties agree and understand that the Service Fee calculation shown on the Pricing Addendum may be adjusted for increases in statutory employment taxes, a change in insurance cost, changed in Client's work force (size, job functions, etc.) a change in Client's Worksite Employee turnover rate, increase in severity or frequency of Worksite Employee job related injuries, or change in payroll frequency or volume.

12. Liability Insurance. During the life of this Agreement, Client shall maintain in full force and affect comprehensive general liability (CGL) insurance with a minimum combined single limit of three hundred thousand dollars ($300,000) covering all work sites, activities, equipment and Worksite Employees. These CGL insurance policies shall provide primary coverage for all claims. Selective HR shall be given at least ten days advance written notice of cancellation. Additionally, Client agrees to comply with the following:

     a. If automobiles are owned by Client or used by Worksite Employees in the course of performing their work, Client shall maintain vehicle liability insurance that insures against liability for bodily injury and property damage with a minimum combined single limit of five hundred thousand dollars ($500,000). In states with "no-fault" laws, PIP or equivalent coverage will be maintained. In the event a Worksite Employee is involved in a covered accident, Client shall apply to its own insurance carrier for primary coverage.

     b. If Client provides a professional service, Client must carry adequate professional malpractice insurance, as the nature of Client's business requires, but no less than five hundred thousand dollars ($500,000). If Client is not providing a professional service, Client shall maintain general business liability insurance with a minimum coverage amount of five hundred thousand dollars ($500,000).

     c. Each party hereby waives any claim in its favor against the other party by way of subrogation or otherwise for claims or losses covered by such policies of insurance maintained by Client to the extent of actual recovery from such policy of insurance.

13.  Term of Agreement and Miscellaneous Provisions.

     a. Term of Agreement. This Agreement shall start on the date it is executed and shall remain in force and effect for a term on one (1) year ("Initial Term"). Following the Initial Term, this Agreement shall remain in full force an defect for successive monthly terms (the "Extended Term") until the Agreement is terminated.

     b. Either party upon thirty (30) days' written notice may terminate this Agreement. Also, either party may terminate this Agreement immediately in the event the other party commits a material breach of this Agreement as provided in this Agreement.

     c. Client acknowledges that it is essential to Selective HR's performance under this Agreement that Selective HR have complete knowledge of any government investigations or inquiry or private adversary action which could in any manner impact upon the types of duties contemplated by this Agreement. Client agrees to make complete and full disclosure of any such administrative proceeding

          (including, but not limited to EEOC, NLRB, OSHA or Wage and Hour matters), investigation, lawsuit, or other adversary proceeding, including those which are threatened as well as those not yet asserted, in which Client has been involved during the last five (5) years.

     d. Time is of the essence in the performance of all acts required by this Agreement.

     e.   The laws of the State of Florida shall govern this Agreement.

14. Material Breach. The following shall be deemed material breaches under the terms of this Agreement as follows:

     a. Failure to fund any accounts or to pay any amounts required under the terms and conditions of this Agreement when due.

     b.   Client's   failure  to  comply  with  any  employment   and/or  safety
          directives from Selective HR or government agencies.

     c. Committing any act that affects Selective HR's rights as an employer of the Worksite Employees.

     d. Failure to maintain any insurance required under the terms of this Agreement.

     e. A change in the type of business conducted by Client, or where at any time, Selective HR determines that a material adverse change has occurred in the financial condition of Client, or that Client is unable to pay its debts as they become due in the ordinary course of business.

     f. Client filing for insolvency, bankruptcy, or making assignments for benefit of creditors.

     g. Misrepresentation or inaccurate reporting of employee payroll hours is cause for immediate termination of this contract.

15. Whole Agreement. This Agreement, together with the Pricing Addendum, constitutes the entire Agreement between the parties. Any other agreement, statement, or promise between the parties relating to the Agreement is included.

16. Waiver. The failure of either party to this Agreement to require performance by the other party, or fail to claim a breach of any provision of this Agreement, will not be deemed a waiver of any subsequent breach or affect the enforceablitiy of this Agreement or prejudice either party as regards to any subsequent action.

17. Validity. In the event a dispute arises under this Agreement shall be held to be invalid or unenforceable, the balance of this Agreement shall remain in full effect.

18. Dispute Resolution. In the event a dispute arises under this Agreement, the parties agree to attempt resolution by mediation in accordance with the procedures of the Federal Mediation and Conciliation Service, or by a procedure agreed to by both parties. Once mediation is elected, the parties agree to allow a minimum of (60) days to resolve the dispute with mediation. If mediation fails, either party may elect to arbitrate the matter by serving written notice upon the other within fifteen (15) days after the mediation. Arbitration will be in accordance with the Commercial Arbitration Rules of the American Arbitration Association, pursuant to the Florida Arbitration Code. The place of the arbitration shall be Bradenton, Florida, or other mutually agreed upon location.

19. Attorney's Fees. In the event that any action or arbitration is brought by either party hereto as a result of breach or default in any provision of this Agreement, the prevailing party in such action shall be awarded attorney's fees and costs incurred by such party in such action in addition to any other relief to which the party may be entitled.

20. No Partnership or Agency. This Agreement does not create a partnership or joint venture between Client an Selective HR, and no fiduciary duty shall arise from the relationship created herein. In no event may Client act as an agent or Selective HR unless specifically authorized to do so in writing.

Selective HR and the Client execute this Agreement, in their respective corporate name by a duly authorized officer as of the date first written above.


Diversified Operations III, Inc.:
D/B/A Selective HR Solutions 65-0613513     Client

Sign Name: /s/ GM Swor                      Sign Name: /s/Robert J.  Clancy
---------------------------------------     ------------------------------------
Date Signed:      3/16/01                            Date Signed: 4-10-01
---------------------------------------     ------------------------------------
Print Name: GM Swor                         Print Name: Robert J.  Clancy
---------------------------------------     ------------------------------------
Title:                                      Title: President / CEO
---------------------------------------     ------------------------------------
Address: 6414 14th Street W.,               Address: 6920 Professional Pkwy East
             Bradenton, Fl 34207                         Sarasota, FL   34240
---------------------------------------     ------------------------------------

Pricing Addendum

Client Name:      Surgical Safety Products


Selective HR Invoice Amounts:

                                                         Silver     Gold
Payroll Frequency:   Weekly                              Option*    Option*
                                                         Service    Service Fee
                             WC              Estimated   Fee        % Rate
                             Code     EE's   Payroll     % Rate
FL - Clerical                8810      15      19,660    110.77%    110.87%
FL - Outside Sales           8742       3       3,205    110.20%    110.30%
FL - Physicans               8832       6       3,877    110.30%    110.40%

                                                     Client
                                                     Initial         Date
X   Silver Option: Standard Services Program         /s/GMS
      Gold Option: Extended Services Program


1. Selective HR's Service Fee percentage of gross payroll will decline as co-employees reach designated payroll tax limits.

         FEDERAL/STATE UNEMPLOYMENT                                    OASDI

         Florida                           1.30%                       6.20%

2. Selective HR's Service Fee percentage does not include the actual cost of employee benefit programs selected.
3. Selective HR's Service Fee percentage does not include the fees associated with the set- up and maintenance of the 40(k) Retirement Plan. See brochure for fee description.
4. A New Employee Set-up fee of $ 10 will be invoiced for each new work-site employee hired.
5. Additonal invoice or payroll deliveries will be charged a per location fee of: $
6.   One-time Setup Fee to collected at time of service agreement signing: $
7.   Insufficient Funds Fee Per Occurrence: $100

Invoice Payment Method:

Selective HR will receive invoice payment via Automatic Clearing House (ACH) transfer. To assure timely invoice payment and timely payroll delivery, client agrees to notify Selective HR of all payroll hours, changes, or any invoice adjustments by 10:00 AM, two (2) days prior to desired payroll delivery.

The above Invoice Rates are not binding until accepted, and initialed below by an officer of Selective HR


Accepted by Client                  Initial: /s/ GMS                   Date:

Accepted by Selective HR            Initial: /s/ illegible             Date: